As filed with the Securities and Exchange Commission on February 21, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4707224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Brian Armstrong
Chief Executive Officer and Chairman of the Board
Coinbase Global, Inc.
Address Not Applicable(1)
(Address of principal executive offices) (Zip Code)
Coinbase Global Inc. 2021 Equity Incentive Plan
Coinbase Global Inc. 2021 Employee Stock Purchase Plan
(Full titles of the plans)
The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
(302) 777-0200
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Please send copies of all communications to:
Mark C. Stevens Michael A. Brown Ran D. Ben-Tzur Jennifer J. Hitchcock Fenwick & West LLP 228 Santa Monica Blvd, Suite 300 Santa Monica, California 90401 (310) 434-5400	Paul Grewal Coinbase Global, Inc. Address Not Applicable(1)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

(1) We are a remote-first company. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended, stockholder communications required to be sent to our principal executive offices may be directed to the email address set forth in our proxy materials and/or identified on our investor relations website.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
Pursuant to General Instruction E of Form S-8, Coinbase Global, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register (a) 11,576,811 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) resulting from (i) 11,557,015 additional shares of the Registrant’s Class A common stock available for issuance under the 2021 Plan pursuant to the provision of the 2021 Plan providing for an annual automatic increase in the number of shares reserved for issuance under the 2021 Plan and (ii) 19,796 additional shares of the Registrant’s Class A common stock available for issuance under the 2021 Plan as a result of the repurchase of unvested and forfeited shares of the Registrant’s Class A common stock acquired upon the exercise of stock options that were previously granted and early exercised under the Registrant’s 2019 Equity Incentive Plan and 2013 Amended and Restated Stock Plan pursuant to the terms of the 2021 Plan and (b) 2,311,403 additional shares of the Registrant’s Class A common stock available for issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “Purchase Plan”) pursuant to the provision of the Purchase Plan providing for an annual automatic increase in the number of shares reserved for issuance under the Purchase Plan. This Registration Statement hereby incorporates by reference the contents of the Registrant’s previous Registration Statements on Form S-8 filed with the Commission on April 1, 2021 (Registration No. 333-254967) and February 25, 2022 (Registration No. 333-263003). In accordance with the instructional note of Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 21, 2023;
(b)all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and
(c)the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-40289) filed with the Commission on March 23, 2021 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.8 to the Registrant’s Annual Report on Form 10-K referred to in (a) above.

All reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such reports and documents, except as to specific sections of such reports or documents as set forth therein. Unless expressly incorporated into this Registration Statement, a report deemed to be furnished but not filed on Current Reports on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed report or document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
As of the date of this Registration Statement, individuals and entities associated with Fenwick & West LLP beneficially own an aggregate of less than 0.001% of the Registrant’s Class A common stock.
Item 8. Exhibits.
The following exhibits are filed herewith or incorporated by reference:

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant	S-8	333-254967	4.1	4/1/2021
4.2	Amended and Restated Bylaws of the Registrant	8-K	001-40289	3.1	2/1/2023
4.3	Form of the Registrant’s Class A Common Stock Certificate	S-1	333-253482	4.1	2/25/2021
5.1	Opinion of Fenwick & West LLP					X
23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)					X
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm					X
24.1	Power of Attorney (included on the signature page of this Registration Statement)					X
99.1	2021 Equity Incentive Plan and forms of award agreements thereunder	S-1	333-253482	10.4	2/25/2021
99.2	Form of Immediately Exercisable Stock Option Agreement under the 2021 Equity Incentive Plan	10-K	001-40289	10.6	2/25/2022
99.3	2021 Employee Stock Purchase Plan and forms of enrollment agreements thereunder	S-1	333-253482	10.5	2/25/2021
107.1	Filing Fee Table					X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 21st day of February, 2023.

COINBASE GLOBAL, INC.

By:	/s/ Brian Armstrong
Brian Armstrong
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Armstrong and Alesia J. Haas, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Armstrong	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 21, 2023
Brian Armstrong

/s/ Alesia J. Haas	Chief Financial Officer (Principal Financial Officer)	February 21, 2023
Alesia J. Haas

/s/ Jennifer N. Jones	Chief Accounting Officer (Principal Accounting Officer)	February 21, 2023
Jennifer N. Jones

/s/ Marc L. Andreessen	Director	February 21, 2023
Marc L. Andreessen

/s/ Frederick Ernest Ehrsam III	Director	February 21, 2023
Frederick Ernest Ehrsam III

/s/ Kathryn Haun	Director	February 21, 2023
Kathryn Haun

/s/ Kelly Kramer	Director	February 21, 2023
Kelly Kramer

/s/ Tobias Lütke	Director	February 21, 2023
Tobias Lütke

/s/ Gokul Rajaram	Director	February 21, 2023
Gokul Rajaram

/s/ Fred Wilson	Director	February 21, 2023
Fred Wilson